UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                        SCHEDULE 13G


          Under the Securities Exchange Act of 1934

                     (Amendment No.   ){*}

                  LEAR SEATING CORPORATION
                      (Name of Issuer)


            COMMON STOCK, PAR VALUE $.01 PER SHARE
               (Title of Class of Securities)



                         521893 10 7
                       (CUSIP Number)


Check the following box if a fee is being paid with this statement. [x] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           Page 1 of 30 Pages
                      Exhibit Index is at Page 18

                               Page 2 of 30 Pages



CUSIP NO.    521893 10 7     13G
____________________________________________________________

1.   Name of Reporting Person      EXOR Group S.A.
     S.S. or I.R.S. Identifica-    (formerly known as
     tion No. of Above Person      IFINT Soci<e'>t<e'> Anonyme
                                   (No S.S. or IRS Identification
                                    No.)
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)   X

____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________

4.   Citizenship or Place of       Luxembourg
     Organization
____________________________________________________________

Number of Shares    (5) Sole Voting Power
Beneficially                               0
Owned by Each       (6) Shared Voting Power
Reporting Person                           3,497,544
With
                    (7) Sole Dispositive Power
                                           0

                    (8) Shared Dispositive Power

                                           3,497,544
____________________________________________________________

9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person        3,497,544

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares

____________________________________________________________
11.  Percent of Class Represented
     by Amount in Row 9                          6.2%

____________________________________________________________
12.  Type of Reporting Person
                                                 CO
____________________________________________________________

                               Page 3 of 30 Pages




CUSIP No.   521893 10 7      13G
____________________________________________________________

1.   Name of Reporting Person      FIMA Finance
     S.S. or I.R.S. Identifica-    Management Inc.
     tion No. of Above Person      (No S.S. or IRS
                                   Identification No.)
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)   X
____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       British Virgin Islands
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       (6) Shared Voting Power
Reporting Person                            3,497,544
With
                    (7) Sole Dispositive Power
                                            0
                    (8) Shared Dispositive Power
                                            3,497,544
____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person         3,497,544

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares

____________________________________________________________
11.  Percent of Class Represented
     by Amount in Row 9                           6.2%

____________________________________________________________
12.  Type of Reporting Person
                                                  CO
____________________________________________________________

                               Page 4 of 30 Pages


CUSIP No.   521893 10 7      13G
____________________________________________________________

1.   Name of Reporting Person      Istituto Finanziario
     S.S. or I.R.S. Identifica-    Industriale S.p.A.
     tion No. of Above Person      (No S.S. or IRS
                                   Identification No.)
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)   X
____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       Italy
     Organization
____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       (6) Shared Voting Power
Reporting Person                            3,497,544
With                (7) Sole Dispositive Power
                                            0
                    (8) Shared Dispositive Power
                                            3,497,544
____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person         3,497,544

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares

____________________________________________________________
11.  Percent of Class Represented
     by Amount in Row 9                           6.2%

____________________________________________________________
12.  Type of Reporting Person
                                                  CO
____________________________________________________________

                               Page 5 of 30 Pages


CUSIP No.   521893 10 7            13G
____________________________________________________________

1.   Name of Reporting Person      Giovanni Agnelli
     S.S. or I.R.S. Identifica-      e C. S.a.a.
     tion No. of Above Person      (No S.S. or IRS
                                   Identification No.)
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)   X
____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       Italy
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       (6) Shared Voting Power
Reporting Person                            3,497,544
With                (7) Sole Dispositive Power
                                            0
                    (8) Shared Dispositive Power
                                            3,497,544
____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person         3,497,544

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares

____________________________________________________________
11.  Percent of Class Represented
     by Amount in Row 9                           6.2%

____________________________________________________________
12.  Type of Reporting Person
                                                  PN
____________________________________________________________

                               Page 6 of 30 Pages



CUSIP No.   521893 10 7            13G
____________________________________________________________

1.   Name of Reporting Person      Giovanni Agnelli
     S.S. or I.R.S. Identifica-    (No S.S. or IRS
     tion No. of Above Person      Identification No.)
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)   X

____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       Italy
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       (6) Shared Voting Power
Reporting Person                            3,497,544
With                (7) Sole Dispositive Power
                                            0
                    (8) Shared Dispositive Power
                                             3,497,544
____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person          3,497,544

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares

____________________________________________________________
11.  Percent of Class Represented
     by Amount in Row 9                           6.2%

____________________________________________________________
12.  Type of Reporting Person
                                                  IN

____________________________________________________________

                               Page 7 of 30 Pages




CUSIP No.   521893 10 7            13G
____________________________________________________________

1.   Name of Reporting Person      Umberto Agnelli
     S.S. or I.R.S. Identifica-    (No S.S. or IRS
     tion No. of Above Person      Identification No.)
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)   X
____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       Italy
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       (6) Shared Voting Power
Reporting Person                             3,497,544
With                (7) Sole Dispositive Power
                                            0
                    (8) Shared Dispositive Power
                                             3,497,544
____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person          3,497,544

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
____________________________________________________________
11.  Percent of Class Represented
     by Amount in Row 9                           6.2%

____________________________________________________________
12.  Type of Reporting Person
                                                  IN
____________________________________________________________

                               Page 8 of 30 Pages



CUSIP No.   521893 10 7            13G
____________________________________________________________

1.   Name of Reporting Person      Carlo Camerana
     S.S. or I.R.S. Identifica-    (No S.S. or I.R.S.
     tion No. of Above Person      Identification No.)
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)   X

____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       Italy
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       (6) Shared Voting Power
Reporting Person                            3,497,544
With                (7) Sole Dispositive Power
                                            0
                    (8) Shared Dispositive Power
                                            3,497,544
____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person         3,497,544

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
____________________________________________________________
11.  Percent of Class Represented
     by Amount in Row 9                           6.2%

____________________________________________________________
12.  Type of Reporting Person
                                                  IN
____________________________________________________________

                               Page 9 of 30 Pages



CUSIP No.  521893 10 7        13G
____________________________________________________________

1.   Name of Reporting Person      Gianluigi Gabetti
     S.S. or I.R.S. Identifica-    (S.S. No. ###-##-####)
     tion No. of Above Person
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)   X
____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       Italy
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       (6) Shared Voting
Reporting Person                            3,497,544
With                (7) Sole Dispositive Power
                                            0
                    (8) Shared Dispositive Power
                                            3,497,544
____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person         3,497,544
____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
____________________________________________________________
11.  Percent of Class Represented
     by Amount in Row 9                           6.2%
____________________________________________________________
12.  Type of Reporting Person
                                                  IN
____________________________________________________________

                               Page 10 of 30 Pages


CUSIP No.   521893 10 7            13G
____________________________________________________________

1.   Name of Reporting Person      Gabriele Galateri
     S.S. or I.R.S. Identifica-    (S.S. No. ###-##-####)
     tion No. of Above Person
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)   X
____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       Italy
     Organization

____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       (6) Shared Voting Power
Reporting Person                            3,497,544
With                (7) Sole Dispositive Power
                                            0
                    (8) Shared Dispositive Power
                                            3,497,544
____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person         3,497,544
____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
____________________________________________________________
11.  Percent of Class Represented
     by Amount in Row 9                           6.2%

____________________________________________________________
12.  Type of Reporting Person
                                                  IN
____________________________________________________________

                               Page 11 of 30 Pages


CUSIP No.  521893 10 7        13G
____________________________________________________________

1.   Name of Reporting Person      Cesare Romiti
     S.S. or I.R.S. Identifica-    (No S.S. or I.R.S.
     tion No. of Above Person      Identification No.)
____________________________________________________________

2.   Check the Appropriate Box     (A)
     if a Member of a Group
                                   (B)   X
____________________________________________________________
3.   S.E.C. Use Only

____________________________________________________________
4.   Citizenship or Place of       Italy
     Organization
____________________________________________________________
Number of Shares    (5) Sole Voting Power
Beneficially                                0
Owned by Each       (6) Shared Voting Power
Reporting Person                            3,497,544
With                (7) Sole Dispositive Power
                                            0
                    (8) Shared Dispositive Power
                                            3,497,544
____________________________________________________________
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person         3,497,544

____________________________________________________________
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
____________________________________________________________
11.  Percent of Class Represented
     by Amount in Row 9                           6.2%

____________________________________________________________
12.  Type of Reporting Person
                                                  IN

____________________________________________________________

                               Page 12 of 30 Pages



Item 1(a) Name of Issuer:

          Lear Seating Corporation (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

          21557 Telegraph Road
          Southfield, Michigan 48034

Item 2(a) Name of Person Filing:

          This Statement is being filed by:

          (i) FIMA Finance Management Inc., a British Virgin Islands Corporation ("FIMA");

         (ii) EXOR Group S.A., a Luxembourg corporation ("EXOR"), which is the holder of all of the issued and outstanding capital stock of FIMA;

        (iii) Istituto Finanziario Industriale S.p.A., an Italian corporation ("IFI"), which for purposes of the Securities and Exchange Act of 1934, as amended (the "Act"), is deemed to control EXOR;

         (iv) Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares ("GA"), which for purposes of the Act is deemed to control IFI; and

          (v) Messrs. Giovanni Agnelli, Umberto Agnelli, Carlo Camerana, Gianluigi Gabetti, Gabriele Galateri and Cesare Romiti, the General Partners of GA, who, for purposes of the Act are deemed to control GA (all such persons in (i) through (v) being hereinafter referred to as the "Reporting Persons").

Item 2(b) Address of Principal Business Office:

          FIMA:
          Wickhams Cay
          Road Town, Tortola
          British Virgin Islands

          EXOR:
          2 Boulevard Royal
          L-2953, Luxembourg

                               Page 13 of 30 Pageso

          IFI:
          Corso Matteotti, 26
          10121 Torino, Italy

          GA:
          Via Del Carmine, 10
          10122 Torino, Italy

          GIOVANNI AGNELLI:
          Corso Marconi 10
          10125 Torino, Italy

          UMBERTO AGNELLI:
          Via Carlo Marenco, 25
          10126 Torino, Italy

          CARLO CAMERANA:
          Via del Carmine, 10
          10122 Torino, Italy

          GIANLUIGI GABETTI:
          Via Carlo Marenco, 25
          10126 Torino, Italy

          GABRIELE GALATERI:
          Via del Carmine, 10
          10122 Torino, Italy

          CESARE ROMITI:
          Corso Marconi, 10
          10125 Torino, Italy

Item 2(c) Citizenship:

          See Item 4 of the cover pages attached hereto.

Item 2(d) Title of Class of Securities:

          Common Stock, par value $.01 per share (the "Common Stock")

Item 2(e) CUSIP Number:

          521893 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) ( )   Broker or Dealer registered under Section 15 of the
                    Act

                               Page 14 of 30 Pages

          (b) ( )   Bank as defined in Section 3(a)(6) of the Act

          (c) ( ) Insurance Company as defined in Section 3(a)(19) of the Act

          (d) ( ) Investment Company registered under Section 8 of the Investment Company Act

          (e) ( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see <section> 140.13d-1(b)(1)(ii)(F)

          (g) ( ) Parent Holding Company, in accordance with <section> 240.13d-1(b)(ii)(G)

          (h) ( )   Group, in accordance with <section>
                    240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership:

          As of December 31, 1995, FIMA was the beneficial owner of 3,497,544 shares of Common Stock (the "FIMA Shares").

          The FIMA Shares constitute 6.2% of the outstanding shares of Common Stock based on 56,236,541 shares of Common Stock outstanding on October 28, 1995, as reported in the Issuer's Quarterly report on Form 10-Q for the quarter ended September 30, 1995.

          EXOR, through its control of FIMA, IFI through its deemed control (for purposes of the Act) of EXOR, GA through its deemed control (for purposes of the Act) of IFI, and Messrs. Giovanni Agnelli, Umberto Agnelli, Carlo Camerana, Gianluigi Gabetti, Gabriele Galateri and Cesare Romiti, through their deemed control (for purposes of the Act) of GA, beneficially own all of the FIMA Shares.

          All of the Reporting Persons share the power to dispose or to direct the disposition and the power to vote or to direct the vote of the FIMA Shares.

                               Page 15 of 30 Pages

Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

Item 6.   Ownership of More than Five Percent on Behalf of Another
          Person:

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
          Company:

          Not applicable.

Item 8.   Identification and Classification of Members of the Group:

          Not applicable.

Item 9.   Notice of Dissolution of Group:

          Not applicable

Item 10.  Certification:

          Not applicable.

                               Page 16 of 30 Pages



                          SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.


                              EXOR GROUP S.A.


                              By:            *
                                 -----------------------
                              Name:  Richard S. Borisoff
                              Title:  Attorney-in-Fact


                              FIMA FINANCE MANAGEMENT INC.


                              By:            *
                                 -----------------------
                              Name:  Richard S. Borisoff
                              Title:  Attorney-in-Fact


                              ISTITUTO FINANZIARIO
                                INDUSTRIALE S.p.A.


                              By:            *
                                 -----------------------
                              Name:  Richard S. Borisoff
                              Title:  Attorney-in-Fact


                              GIOVANNI AGNELLI e C. S.a.a.


                              By:            *
                                 -----------------------
                              Name:  Richard S. Borisoff
                              Title:  Attorney-in-Fact


                              By:            *
                                 -----------------------
                              Giovanni Agnelli, by
                              Richard S. Borisoff,
                              Attorney-in-Fact


                                          *
                              --------------------------
                              Umberto Agnelli, by
                              Richard S. Borisoff,
                              Attorney-in-Fact

                               Page 17 of 30 Pages


                                          *
                              --------------------------
                              Carlo Camerana, by
                              Richard S. Borisoff,
                              Attorney-in-Fact


                                          *
                              --------------------------
                              Gianluigi Gabetti, by
                              Richard S. Borisoff,
                              Attorney-in-Fact


                                         *
                              --------------------------
                              Gabriele Galateri, by
                              Richard S.Borisoff,
                              Attorney-in-Fact


                                          *
                              --------------------------
                              Cesare Romiti, by
                              Richard S. Borisoff,
                              Attorney-in-Fact


                               /S/ Richard S. Borisoff
                              --------------------------
                              *Richard S. Borisoff
                              Attorney-in-Fact

Dated:  February 6, 1996

                               Page 18 of 30 Pages




                        EXHIBIT INDEX

EXHIBIT NO.                 DOCUMENT                                      PAGE


    1               Joint Filing Agreement, dated                           19
                    February 6, 1996

    2               Power of Attorney for FIMA Finance Management, Inc.     21

    3               Power of Attorney for EXOR GROUP S.A.                   22

    4               Power of Attorney for Istituto Finanziario Industriale  23
                    S.p.A.

    5               Power of Attorney for Giovanni Agnelli e  C. S.a.a.     24

    6               Power of Attorney for Giovanni Agnelli                  25

    7               Power of Attorney for Umberto Agnelli                   26

    8               Power of Attorney for Carlo Camerana                    27

    9               Power of Attorney for Gianluigi Gabetti                 28

   10               Power of Attorney for Gabriele Galateri                 29

   11               Power of Attorney for Cesare Romiti                     30